UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 9, 2018

SURNA INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54286	27-3911608
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1780 55th Street, Suite C

Boulder, Colorado 80301

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 993-5271

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On July 9, 2018, Mark E. Smiens was appointed by the Board of Directors (the “Board”) of Surna Inc. (the “Company”) to serve as the Company’s Chief Financial Officer and Treasurer until his resignation or earlier termination or other removal therefrom. In connection with this appointment, the Company and Mr. Smiens entered into an employment agreement, which was approved by the Board on July 9, 2018 (the “Employment Agreement”). A copy of the Employment Agreement is attached hereto as Exhibit 10.1.

The initial term of the Employment Agreement commenced on July 9, 2018 and will continue until June 30, 2020. However, the Company and Mr. Smiens may terminate the Employment Agreement, at any time, with or without cause, by providing the other party with 30-days’ prior written notice. In the event Mr. Smiens’ employment is terminated by the Company during the initial term without cause, Mr. Smiens will be entitled to receive his base salary for an additional 30 days. Following the initial term, the Company and Mr. Smiens may extend the Employment Agreement for additional one-year terms by mutual written agreement.

Mr. Smiens will receive an annualized base salary of $175,000. Mr. Smiens will also be eligible to receive an aggregate of 4,000,000 shares of the Company’s common stock, as determined by the Board in its sole discretion, as follows: (i) for the six-month period ended December 31, 2018, Mr. Smiens will be eligible to receive a special bonus of 1,000,000 shares of the Company’s common stock, provided the Board has determined that Mr. Smiens’ performance has been average or better for such period, and (ii) for each of the six-month periods ended June 30, 2019, December 31, 2019 and June 30, 2020, Mr. Smiens will be eligible to receive a special bonus of 1,000,000 shares of the Company’s common stock, provided the Board has determined that Mr. Smiens the Board has achieved certain benchmarks and milestones as mutually agreed to by Mr. Smiens and the Board in advance of each such period.

In the event of a change of control involving the Company, any remaining special stock bonuses related to any period ending after the date of the change of control will become due and payable, provided Mr. Smiens continues to provide services to the Company on the date immediately preceding the date of the change of control.

There were no arrangements or understandings between Mr. Smiens and the Company or any other persons to which Mr. Smiens was appointed as the Company’s Chief Financial Officer and Treasurer.

Beginning with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, Mr. Smiens will be designated as the Company’s Principal Financial and Accounting Officer and will sign the Company’s periodic reports to be filed with the Securities and Exchange Commission.

Biographical and other information for Mr. Smiens is set forth below.

Mark E. Smiens (age 48) is a seasoned financial executive with over 25 years of experience in financial reporting, profit and loss responsibility, financial and operational strategy, and mergers and acquisitions in the manufacturing and distribution sectors. He has also managed areas outside of finance including sales, operations, human resources, and information technology.

Since August 2017, Mr. Smiens was the Chief Financial Officer of US Fence Solutions, LLC, a private equity-backed residential fencing company. From April 2015 to August 2017, he was the Chief Financial Officer of private equity-owned Wildcat Minerals, LLC, an oilfield services company which was sold to a public company in 2017.

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From January 2010 to April 2015, Mr. Smiens was the Chief Financial Officer (North America) for SMA Solar Technology AG, a German publicly-traded company specializing in the manufacture and distribution of high-tech solar equipment. At SMA Solar Technology, he was a member of the North American executive management team where he was directly responsible for all general and administrative functions, including inside sales, customer service and contract management.

From 2007 to 2010, Mr. Smiens was the Finance Director (Worldwide Operations) for Advanced Energy, Inc., a publicly-traded, global high-tech equipment manufacturer with operations in the U.S., China, Germany, Korea, Japan and Taiwan.

Earlier in his career, Mr. Smiens held various controller-level positions with Lextron, Inc. (2004-2007), Veeco, Inc. (2000-2003), and United Agri Products (1992-2000).

Mr. Smiens holds an MBA from Colorado State University and obtained a B.S. in Accounting from the University of Northern Colorado. He is a Certified Public Accountant licensed in Colorado and a Certified Management Accountant.

Item 7.01 Regulation FD Disclosure.

The Company issued a press release on July 10, 2018 announcing the appointment of Mr. Smiens as the Company’s Chief Financial Officer and President. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement by and between Mark E. Smiens and the Company dated July 9, 2018

99.1	Press Release dated July 10, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 10, 2018	SURNA INC.

	By:	/s/ Chris Bechtel
Chris Bechtel
President and Chief Executive Officer

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